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                     March 3, 2023

       Troy B. Steckenrider III
       Chief Financial Officer
       two
       900 Kearny St., Suite 610
       San Francisco, CA 94133

                                                        Re: two
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 17,
2023
                                                            File No. 001-40292

       Dear Troy B. Steckenrider III:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Niral Shah, Esq.